News Release

Nektar Therapeutics Announces Private Placement of $125 Million

of Senior Secured Notes Due in 2017

SAN FRANCISCO, Calif., July 10, 2012 -- Nektar Therapeutics (Nasdaq: NKTR) today announced the private placement of $125 million of 12.0% Senior Secured Notes Due in 2017 in an offering exempt from the registration requirements of the Securities Act of 1933. Nektar intends to use the net proceeds from the offering of the Senior Secured Notes towards the repayment of its Convertible Subordinated Notes due September 28, 2012. The sale of the Senior Secured Notes is expected to close on July 11, 2012, subject to customary closing conditions.

"Today’s $125 million secured notes placement, combined with the royalty sale we completed in the first quarter, significantly strengthens our cash position with no dilution to our shareholders,” said Howard W. Robin, President and Chief Executive Officer of Nektar. “After repayment of all of our outstanding convertible debt, we expect to have approximately $300 million in cash and equivalents at the end of 2012, which should provide Nektar with multiple years of working capital.”

The notes are callable by Nektar beginning in July 2015, subject to certain prepayment premiums and conditions. The Senior Secured Notes are not subject to financial performance targets. For further details on the terms and conditions of the Senior Secured Notes, please refer to the Form 8-K which is expected to be filed with the Securities and Exchange Commission following the anticipated close of the transaction on July 11, 2012.

The Senior Secured Notes and related note guarantees to be offered will not be and have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes or note guarantees and is issued in accordance Rule 135c under the Securities Act.

Nektar’s cash, cash equivalents, and investments at March 31, 2012 were approximately $499 million. This does not include the proceeds from the anticipated closing of the Senior Secured Notes offering. The company reiterates its financial guidance for 2012 cash used in operations (plus capital expenditures) of between $130 million and $140 million.

Cowen and Company, LLC and CRT Capital Group LLC served as initial purchasers in the transaction, and O’Melveny & Myers LLP acted as counsel to Nektar. White & Case LLP acted as counsel to Cowen and Company, LLC and CRT Capital Group LLC.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms.  Nektar has a robust R&D pipeline of potentially high-value therapeutics in pain, oncology, and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for naloxegol (NKTR-118), an investigational drug candidate, which is being evaluated in Phase 3 clinical studies as a once- daily, oral tablet for the treatment of opioid-induced constipation.  This agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of naloxegol and an opioid.  NKTR-181, a novel mu-opioid analgesic in development to treat chronic pain, has completed Phase 1 development and is being prepared for a Phase 2 study.  NKTR-192, a novel mu-opioid analgesic in development to treat acute pain is in Phase 1 clinical development.  In oncology, NKTR-102 is being evaluated in a Phase 3 clinical study (the BEACON study) for the treatment of metastatic breast cancer and is also in Phase 2 studies for the treatment of ovarian and colorectal cancers.

Nektar's technology has enabled eight approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including Affymax's OMONTYS® for anemia, UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.  Additional development-stage products that leverage Nektar's proprietary technology platform include Baxter's BAX 855, a long-acting PEGylated rFVIII program, which is in Phase 1 clinical development.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India.  Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the expected closing of the Senior Secured Notes offering; the estimate regarding multiple years of working capital available to us following completion of the offering; our financial guidance for 2012; and the value and potential of certain drug candidates being developed by us and our collaboration partners. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on information currently available to us and speak only as of today. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) if the offering of the Senior Secured Notes is successfully completed, the number of years of working capital available to us could vary widely based on unanticipated revenue short-falls and unplanned expenses and liabilities; (ii) the Senior Secured Notes include a number of covenants and conditions and, in certain cases, if we fail to comply with these covenants and conditions, the maturity date of the Senior Secured Notes could be accelerated and penalties and premiums could apply, (iii) our drug candidates and those of our collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval for numerous reasons including safety and efficacy findings even after positive findings in preclinical and clinical studies; (iv)management’s financial projections for 2012 are subject to the significant risk of unplanned revenue shortfalls, unplanned expenses, and expenses being higher than planned, any of which could significantly and adversely affect our 2012 annual financial results; (v) certain other important risks and uncertainties set forth in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 4, 2012 and our Form 8-K filed today. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Nektar Investor and Press Inquiries:
Jennifer Ruddock/Nektar Therapeutics	(415) 482-5585
Susan Noonan/SA Noonan Communications, LLC	(212) 966-3650

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